SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

   Date of Report
December 15, 2000

                     CACI International Inc
(Exact name of registrant as specified in its Charter)

                         Delaware
(State or other jurisdiction of incorporation)

              0-8401
(Commission File Number)

                54-1345888
(IRS Employer Identification No.)

1100 N. Glebe Road
                  Arlington, Virginia 22201
(Address of principal executive offices) (Zip code)

                           (703) 841-7800
(Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OF ASSETS.

On December 6, 2000, CACI International Inc announced that it has completed its acquisition of the federal services business and related assets (the "Federal Services Busines") of N.E.T. Federal, Inc., a subsidiary of Network Equipment Technologies, Inc. (now doing business as net.com). The acquisition became effective at 12:01 a.m. EST on December 2, 2000. The consideration paid to net.com at closing was $25,000,000, and CACI also paid $1,000,000 to First Union Bank to be held in an escrow fund for one year. The purchase price was financed from CACI's line of credit with a group of banks. As described in the Asset Acquisition Agreement, attached hereto as Exhibit 99.2, additional sums will be paid to net.com upon (i) achievement of succession events relating to certain of net.com's contracts with the U.S. Government and (ii) pursuant to a Royalty Agreement that provides for royalty payment based on maintenance revenue earned by CACI following the acquisition.

The Federal Services Business includes approximately 185 employees, and provides secure network services offerings including network engineering and design, implementation, installation and integration, as well as network maintenance and management. Clients include intelligence agencies and major departments within the Federal Government. The acquisition of the Federal Services Business strengthens CACI's ability to serve as a single, focused provider of network services.

A copy of the Registrant's press release regarding CACI's completion of the purchase of the Federal Services Business of net.com is attached as an Exhibit 99.1 to this current report on Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a) (1) FINANCIAL STATEMENTS. Audited financial statements of the Federal Services Business of N.E.T. Federal, Inc., a subsidiary of Network Equipment Technologies, Inc., for the fiscal year ended March 31, 2000, with Independent Accountant's Report, and unaudited financial statements for the six-month period ended September 30, 2000 shall be filed not later than 60 days after the date that this initial report on Form 8-K must be filed.

(b) (2) PRO FORMA FINANCIAL INFORMATION. Pro forma financial information relative to the acquisition of the Federal Services Business for the most recent fiscal year ended June 30, 2000, and for the quarter ended September 30, 2000, shall be filed not later than 60 days after the date that this initial report on Form 8-K must be filed.

(c) EXHIBITS.

99.1  Press Release dated December 6, 2000, announcing completion of the acquisition of the Federal Business Services of net.com.

99.2   Asset Acquisition Agreement by and among CACI International Inc, CACI, INC.-FEDERAL, N.E.T. Federal, Inc., and Network Equipment Technologies, Inc., dated as of October 18, 2000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

             CACI International Inc
                      (Registrant)

By:	/s/

Jeffrey P. Elefante Executive Vice President, General Counsel and Secretary